LML PAYMENT SYSTEMS

news release

FOURTH UNITED STATES PATENT ADDRESSING ELECTRONIFICATION OF CHECKS
ISSUED TO LML

Corporation Makes Ready for Licensing and Enforcement Activities

VANCOUVER, BC, March 13, 2002 - Further to a news release dated January 16, 2002, LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) is pleased to announce its subsidiary LML Patent Corp. has received notification from the United States Patent and Trademark Office that patent application serial no. 09/851,609 has been approved, resulting in the issuance of United States Patent No. 6,354,491. The new patent addresses electronic check processing and relates to existing United States Patent Nos. 5,484,988, 6,164,528 and 6,283,366, all of which are owned by the Corporation's subsidiary, LML Patent Corp., and all of which address electronic check transactions.

"We are pleased with the development of our intellectual property estate that now includes four patents all of which describe electronic checking. Clearly, our aim will be to generate revenue streams through our intellectual property licensing program which, with this latest issuance, goes hand in hand with enforcement of our intellectual property rights," said Corporation President and CEO, Patrick H. Gaines.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528 and No. 5,484,988 which describe electronic check processing methods.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
Patrick H. Gaines
President and CEO
(604) 689-4440
Investor Relations: (800) 888-2260